OFFICE OF THE SECRETARY OF STATE

CERTIFICATE OF INCORPORATION

WHEREAS, the Certificate of Incorporation of,

FIRST KEATING CORPORATION

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing

IN TESTIMONY WHEREOF, I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma,

Filed in the City of Oklahoma City this 11TH day of AUGUST, 1995. .

/s/
Secretary of State

CERTIFICATE OF INCORPORATION	FILED
OF FIRST KEATING CORPORATION	AUG 11, 1995

OKLA: SECRETARY OF STATE

TO THE OKLAHOMA SECRETARY OF STATE:

The undersigned incorporators hereby certify as follows:

FIRST: The name of this Corporation is First Keating Corporation.

SECOND: The address of the corporation's registered office in the State of Oklahoma is 7507 South Sandusky, Tulsa, Tulsa County, Oklahoma 74136-6107. The name of the corporation's registered, agent at such address is Martin Keating.

THIRD: The effective date of incorporation shall be August 11, 1995.

FOURTH: The duration of the corporation shall be perpetual.

FIFTH: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Oklahoma.

SIXTH: The total number of shares of stock which the corporation shall have authority to issue is 5,000,000 shares, each of the shares having a par value of $. 01, thereby resulting in the corporation having total authorized capital stock in the amount of $50,000.00 all of which shall be common stock.

SEVENTH: The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS

Larry D. Leonard	1516 S. Boston Ave., Suite 316
Tulsa, OK 74119-4019

EIGHTH: To the extent and in the manner provided by the laws of the State of Oklahoma, the Board of Directors is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred.

NINTH: The vote of the majority of the holder's of stock and three quarters of the members of the board of directors shall be required to approve a sale, lease or exchange of substantially all or all of the assets of the corporation, the liquidation of the corporation, the merger or consolidation of the corporation with another corporation or the dissolution of the corporation.

THE UNDERSIGNED for the purpose of forming a corporation under the laws of the State of Oklahoma does certify that the facts herein stated are true, and has accordingly hereunder set their hand this 9th day of August, 1995.

"INCORPORATOR"

Larry D. Leonard